SEC FILE NUMBER
                                                                    0-13523

                                                                 CUSIP NUMBER
                                                                     None


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549


                                   FORM 12b-25/A

                           NOTIFICATION OF LATE FILING


(Check one):  |X| Form 10-KSB  | | Form 20-F  | | Form 10-Q   | | Form 10-D

              | | Form N-SAR   | | Form N-CSR

              For Period Ended:     December 31, 2006
                                --------------------------

              | | Transition Report on Form 10-K
              | | Transition Report on Form 20-F
              | | Transition Report on Form 11-K
              | | Transition Report on Form 10-Q
              | | Transition Report on Form N-SAR

              For the Transition Period Ended:
                                              ------------------------


   Read Instruction (on back page) Before Preparing From,Please Print or Type.
    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification related to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRATION INFORMATION


                 CAPITAL REALTY INVESTORS-IV LIMITED PARTNERSHIP
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                             Full Name of Registrant


                                       N/A
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                            Former Name if Applicable


                              11200 Rockville Pike
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            Address of Principal Executive Office (Street and Number)


                            Rockville, Maryland 20852
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                            City, State and Zip Code


PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b- 25(b), the following should be completed. (Check box if appropriate)


       |  (a)  The reason  described  in  reasonable  detail in Part III of this
       |       form  could  not be  eliminated  without  unreasonable  effort or
       |       expense.
       |
       |  (b)  The subject annual report,  semi-annual report, transition report
       |       on Form 10-K,  Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or
       |       portion  thereof,  will  be  filed  on or  before  the  fifteenth
       |       calendar day  following the  prescribed  due date; or the subject
  |X|  |       quarterly  report on Form 1-Q or subject  distribution  report on
       |       Form  10-D,  or portion  thereof,  will be filed on or before the
       |       fifth calendar day following the prescribed due date; and
       |
       |  (c)  The  accountant's  statement  or other  exhibit  required by Rule
       |       12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail why Forms 1-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report of portion thereof, could not be filed within the prescribed time period.

Finalizing the review process by all parties to ensure an accurate and complete filing.


PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

           Nancy Isbell                301              231-0286
     --------------------------    -----------     --------------------
             (Name)                (Area Code)      (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no,
     identify report(s).                                         Yes |X| No | |

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(3)  It is anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
     thereof:                                                    Yes | | No |X|

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and , if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                 Capital Realty Investors-IV Limited Partnership
             ------------------------------------------------------
                   (Name of Registrant as Specified in Charter

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: April 2, 2007               By:  /s/ H. William Willoughby
      -------------                    -----------------------------------------
                                       H. William Willoughby
                                       Director, President, Secretary,
                                         Principal Financial Officer and
                                         Principal Accounting Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.